News Release Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, California 93309-0640	Phone (661) 616-3900 E-mail: ir@bry.com Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM INCREASES 2005 CAPITAL BUDGET BY 27%: INCREASES DIVIDEND PAYOUT BY 15% FOR 2005

Bakersfield, CA - August 30, 2005 - Berry Petroleum Company (NYSE:BRY) announced that its board of directors has authorized a $29 million increase to its 2005 capital budget, up 27% from the previous budget of $107 million. The board also authorized an increase to its annual dividend payment by $.04 per share and a special cash dividend of $.10 per share, according to Robert F. Heinemann, president and chief executive officer.

2005 Capital Budget Increased by 27% to $136 Million

Mr. Heinemann said, "The $29 million increase in the 2005 budget will be directed at 1) 10 additional wells and 10 workovers in California, 2) 16 additional wells in the Uinta Basin, 3) participation in 2 wells in the Bakken play in North Dakota, and 4) various facilities, seismic surveys and other items. We are confident that we can obtain the rigs and services over the next few months to fulfill this additional work program. Our goal is to reinvest a portion of our excellent cash flow into high rate of return projects and to accelerate the assessment process on some of our prospective acreage. Our prior capital investments are generating outstanding returns as witnessed by the 27% return on capital employed achieved over the twelve months ending June 30, 2005."

Regular Quarterly Dividend Increased by 8%

The regular quarterly dividend is being increased by 8%, from $.12 to $.13 per share, beginning with the September 2005 dividend. The regular quarterly dividend, along with the special dividend of $.10 per share, will be paid on September 29, 2005 to shareholders of record on September 13, 2005. The total dividend payable on September 29, 2005 will be $.23 per share.

Mr. Heinemann added, "This is the third consecutive year that we have raised our quarterly dividend and have distributed a special dividend. This action should result in a total payout in 2005 of $.60 per share, up 15% from the $.52 per share paid out in 2004. This payout is significantly higher than any company in our capitalization size exploration and production peer group. Berry's production, revenues and cash flows are continuing to increase based on our successful growth and diversification strategy and the higher commodity price environment. We appreciate our shareholders' confidence that we will continue to deliver positive results both operationally and financially, and are pleased that we can share a portion of our exceptional cash flow with each shareholder."

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California.

This news release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward- looking statements.

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